Exhibit 99.1

Tri-State advances energy transition as it withdraws United Power from membership
•Northwest Rural Public Power District has not complied with the FERC-ordered contract termination payment (CTP) tariff and remains a member of Tri-State.
•FERC-ordered CTP for United Power is $709 million.
•Tri-State planning advances association’s energy transition.
(May 1, 2024, Westminster, Colo.) Tri-State’s extensive resource and ﬁnancial planning ensures the not-for-proﬁt power supply cooperative can maximize opportunities, minimize cost shifts, and move forward with its energy transition following United Power’s (Brighton, Colo.) withdrawal from Tri-State membership, effective May 1, 2024.
Northwest Rural Public Power District (NRPPD, Hay Springs, Neb.), which provided a notice to withdraw from Tri-State effective May 1, 2024, has not complied with the FERC-ordered contract termination payment (CTP) tariff, has not paid any CTP to Tri-State, and accordingly, remains a member of Tri-State. Tri-State notified NRPPD that its withdrawal notice has been rescinded in accordance with the current tariff on file at FERC.
Tri-State’ planning during a required two-year waiting period prior to United Power’s withdrawal ensures continued reliable and affordable power for Tri-State members. The Federal Energy Regulatory Commission (FERC)-ordered $709 million CTP allows Tri-State the flexibility to utilize the CTP in a manner best benefiting the membership.
“Our resource plans remain on track and by the end of next year, 50% of the energy our members use will come from clean energy, rising to 70% in 2030, with significant greenhouse gas reductions,” said Tri-State CEO Duane Highley. “Our resource planning establishes a high standard for reliability, even in extreme weather events, and our wholesale rates will remain competitive for our members.”
“We wish United Power and its consumer-members well as they go off on their own,” said Highley. “Tri-State continues to serve our members, who value the reliability and affordability Tri-State provides year-after-year, with an unrivaled diversity of power supply resources.”
Tri-State's members share more than 30 generation resources to reliably serve their needs, and in 2031, members will share more than 50 resources, including more than 2,200 MW of wind and solar resources. Tri-State's 5,800-mile transmission network, staff, mobile substations and supply yards ensure members have the support needed to keep their distribution systems resilient.
“Our not-for-profit cooperative model remains strong,” said Tri-State Board Chairman Tim Rabon, who also serves as a trustee of Cloudcroft, N.M.-based Otero County Electric Cooperative. “As the energy industry changes, our members are better together, combining their strengths to create opportunities and reduce risks through their ownership of Tri-State.”
FERC ordered United Power to pay a CTP calculated at $709 million to break its contract with Tri- State 26 years early. United Power received a credit for relinquishing its patronage capital in Tri-State in the discounted amount of $82 million, resulting in the $627 million cash payment to Tri-State.
Tri-State has had stable or lower wholesale rates since 2017, and any future Tri-State rate changes will not affect United Power. In November 2023, United Power announced a 9.5% average rate increase, which it stated would raise monthly residential electric bills $10-15. On April 26, 2024, United Power announced additional substantial rate increases.
In 2024 and 2025, Tri-State will add 595 megawatts (MW) of new solar. Tri-State’s 2023 Electric Resource Plan includes an 89% greenhouse gas emissions reduction in Colorado in 2030, the retirement of four coal resources between 2025 and 2031, and the addition of 1,250 MW of additional renewable energy resources and energy storage between 2026 and 2031.

Exhibit 99.1

About Tri-State Tri-State is a power supply cooperative, operating on a not-for-profit basis, with a diverse membership across four states that together deliver reliable, affordable and responsible power to more than a million electricity consumers across nearly 200,000 square miles of the West.
Contact Lee Boughey, 303-254-3555, lee.boughey@tristategt.org

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